Exhibit 5.1

ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

CLIENT/MATTER NUMBER 041515-0170
March 13, 2009
Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
Ladies and Gentlemen:
          We have acted as counsel for Johnson Controls, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-157502) (the “Registration Statement”), including the prospectus constituting a part thereof, dated February 23, 2009, and the final supplement to the prospectus, dated March 10, 2009 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of (a) 8,000,000 equity units and (b) up to 1,200,000 additional equity units pursuant to the over-allotment option granted by the Company to the underwriters (the equity units described in clauses (a) and (b) are collectively referred to as the “Equity Units”). Each Equity Unit has an initial stated amount of $50 and initially consists of (i) a purchase contract (the “Purchase Contract”), with a settlement date of March 31, 2012, obligating the holder to purchase shares of common stock, $.01 7/18 par value, of the Company (“Common Stock”), and (ii) a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 11.50% subordinated notes due 2042 (the “Subordinated Notes”). The Purchase Contracts will be issued under the Purchase Contract and Pledge Agreement to be dated March 16, 2009 (the “Purchase Contract and Pledge Agreement”), among the Company, U.S. Bank National Association, as purchase contract agent (the “Purchase Contract Agent”), and U.S. Bank National Association, as collateral agent, custodial agent and securities intermediary (the “Collateral Agent”); the Subordinated Notes will be issued under a Subordinated Indenture, to be dated March 16, 2009, between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as amended and supplemented by Supplemental Indenture No. 1, to be dated March 16, 2009, between the Company and the Trustee (collectively, the “Indenture”), establishing the terms and providing for the issuance of the Subordinated Notes; a minimum of 4.8579 shares of Common Stock and a maximum of 5.5866 shares of Common Stock (the “Shares”) are initially issuable upon settlement of the Purchase Contracts as set forth in the Purchase Contract and Pledge Agreement.
          As counsel to the Company in connection with the proposed issuance and sale of the Equity Units and the issuance of the Shares pursuant to the Purchase Contracts, we have examined or are otherwise familiar with (i) the Restated Articles of Incorporation of the Company; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Statement, including the exhibits thereto; (iv) the Indenture; (v) the Purchase Contract and Pledge

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

Johnson Controls, Inc.
March 13, 2009

Agreement; (vi) the Remarketing Agreement; (vii) the corporate proceedings taken by the Board of Directors of the Company to authorize the filing of the Registration Statement and the issuance of these securities; and (viii) such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.
          In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based upon the foregoing, having regard for such legal considerations as we deem relevant and assuming that (i) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee; (ii) the Purchase Contract and Pledge Agreement has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Purchase Contract Agent and Collateral Agent; (iii) the Equity Units have been duly authenticated by the Purchase Contract Agent and Collateral Agent; and (iv) the Equity Units and Purchase Contracts are valid and binding obligations of the holders thereof, we are of the opinion that:
          (1) The Subordinated Notes, when executed, authenticated and issued in accordance with the Indenture and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms.
          (2) The Purchase Contracts, when executed, authenticated and issued in accordance with the Purchase Contract and Pledge Agreement and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms.
          (3) The Equity Units, when executed, authenticated and issued in accordance with the Purchase Contract and Pledge Agreement and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms.
          (4) Upon settlement of the Purchase Contracts as set forth in the Purchase Contract and Pledge Agreement, the Shares will be validly issued, fully paid and nonassessable.

Johnson Controls, Inc.
March 13, 2009

          With respect to numbered paragraph (4) above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
          The opinions expressed herein are subject to the qualification that the enforceability of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
          We are qualified to practice law in the States of Wisconsin and New York, and we do not purport to be an expert on the law other than that of the States of Wisconsin and New York and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the States of Wisconsin and New York and the federal laws of the United States.
          We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the reference to our firm therein. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP